Exhibit 3.1.1


                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                        BIOJECT MEDICAL TECHNOLOGIES INC.


     Pursuant to Sections 60.134 and 60.447 of the Oregon Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: The name of the corporation is Bioject Medical Technologies Inc. (the "Corporation").

     SECOND:   SECTION  2  of  the  designations  of  the  relative  rights  and preferences of the Corporation's convertible preferred stock is hereby amended and restated in its entirety as follows:

     SECTION 2. Preferred Stock. (a) Series A Preferred Stock. 1,235,000 shares of the preferred stock, without par value, of the Corporation are hereby constituted as a series of preferred stock of the Corporation designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock"). Such amount shall be adjusted by the Corporation in the event that any adjustments to the Series A Preferred Stock are required as set forth herein, including Section 7 hereof, and, in connection therewith, the Corporation shall promptly take all necessary or appropriate actions and make all necessary or appropriate filings in connection therewith.

     (b) Series B Preferred Stock. 200,000 shares of the preferred stock, without par value, of the Corporation are hereby constituted as a series of preferred stock of the Corporation designated as Series B Convertible Preferred Stock (the "Series B Preferred Stock"). Such amount shall be adjusted by the Corporation in the event that any adjustments to the Series B Preferred Stock are required as set forth herein, including Section 7 hereof, and, in connection therewith, the Corporation shall promptly take all necessary or appropriate action and make all necessary or appropriate filings in connection therewith.

     (c) Series C Preferred Stock. 500,000 shares of the preferred stock, without par value, of the Corporation are hereby constituted as a series of preferred stock of the Corporation designated as Series C Convertible Preferred Stock (the "Series C Preferred Stock"). Such amount shall be adjusted by the Corporation in the event that any adjustments to the Series C Preferred Stock are required as set forth herein, including Section 7 hereof, and, in connection therewith, the Corporation shall promptly take all necessary or appropriate action and make all necessary or appropriate filings in connection therewith.

     THIRD: The foregoing resolution was adopted by the Board of Directors of the Corporation on March 10, 1999 in accordance with the provisions of Section
60.434 of the Oregon Business Corporation Act, shareholder action not being required.

     IN WITNESS WHEREOF, Bioject Medical Technologies Inc. has caused these Articles of Amendment to be executed this 18th day of March, 1999.


                                     BIOJECT MEDICAL TECHNOLOGIES INC.



                                     By: /s/ Jim O'Shea
                                        ----------------------------------------
                                        Jim O'Shea
                                        President and CEO